CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                                    TTR INC.


The undersigned, being the president of TTR Inc., does hereby certify the following:

         1. The name of the Corporation is TTR Inc.

         2. The Certificate of Incorporation was filed by the Secretary of State of Delaware on July 14, 1994, as amended on August 18, 1994.

         3. Paragraph 1 of the Certificate of Incorporation is hereby amended to change the name of the corporation to "TTR Technologies, Inc."

         4. Paragraph 4 of the Certificate of Incorporation is hereby amended in its entirety to read as follows:

                           4. The aggregate number of shares of stock which the corporation shall have the authority to issue is 20,000,000, 15,000,000 of which are shares of Common Stock, each with a par value of $0.001, each entitled to one vote per share, and 5,000,000 of which are shares of Preferred Stock.

                  The shares of Preferred Stock may be issued from time to time in one or more series, in any manner permitted by law, as determined from time to time by the Board of Directors, and stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority vested in it. Without limiting the generality of the foregoing, shares in such series shall have voting powers, full or limited, or no voting powers, and shall have such designations, preferences and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof, permitted by law, as shall be stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it. The number of shares of any such series so set forth in the resolution or resolutions may be increased (but not above the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares thereof then outstanding) by further resolution or resolutions adopted by the Board of Directors pursuant to authority hereby vested in it.

                  No holder of any of the shares of the stock of the corporation, whether now or hereafter authorized and issued, shall be entitled as of right to purchase or subscribe for any unissued stock of any class, or any additional shares of any class to be issued by reason of any issuances of capital stock of the Corporation or any increase of the authorized capital stock of any class of the corporation, or bonds, certificates of indebtedness, debentures, or other securities convertible into stock of any class of the corporation, or carrying any right to purchase stock of any class of the corporation, but any such unissued stock or any such additional authorized issue of any stock or other securities convertible into stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations, or associations, and upon such terms, as may be deemed advisable by the Board of Directors in the exercise of its discretion."


         IN WITNESS WHEREOF, this certificate of Amendment has been signed this 30th day of January 1999.



                                         /s/ MARC TOKAYER
                                         ------------------------------
                                             Marc D. Tokayer, President

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